Troika Media Group Inc. Reports Record Revenue of $187.9 million, Adjusted EBITDA of $5.0 million for the Six Months Ended December 31, 2022

New York, New York - March 7, 2023 — Troika Media Group, Inc. (Nasdaq: TRKA) ("TMG"), a consumer engagement and customer acquisition group, today announced financial results for the six months ended December 31, 2022, a transition reporting period (“six month transition period”) as a result of the Company’s change in fiscal year to December 31 from June 30. TMG is a professional services company that architects and builds enterprise value in consumer brands to generate scalable, performance-driven revenue growth. The Company delivers three solutions pillars: TMG CREATES brands and experiences and CONNECTS consumers through emerging technology products and ecosystems to deliver PERFORMANCE based measurable business outcomes.

The six month transition period highlights include:

▪Successive record revenue of approximately $187.9 million
▪Revenue increase of 1125% over the comparative prior year period
▪Adjusted EBITDA of approximately $5.0 million
▪Continued strong revenue growth in new revenue streams
▪Growing demand for Performance Solutions within Home Improvement, Residential Services, Legal and Professional Services Sectors
▪Successful completion of restructuring of operations and cost optimizations following the acquisition of Converge

“The operational changes and record business performance during this six month transition period were delivered ahead of schedule in what was an aggressive timetable to alter the strategic course of the Company. In the last nine months, we repositioned the business, delivered successive record-breaking revenue, diversified our revenue sectors, and implemented changes to optimize operational efficiency. The Company is now focused on taking advantage of sustainably higher margin opportunities to meaningfully improve its strategic and financial results in scalable market sectors. The Management Team has delivered great results during an intensive period of change, demonstrating the resiliency of our services and business model. We continue to be excited at the growth opportunities in home improvement, residential services, legal and professional services and building on our internal consumer brand portfolio. We can now focus on optimizing our balance sheet and review strategic alternatives as we work with Jefferies, LLC to architect the best capital structure to grow the business and maximize shareholder value.” commented Sid Toama, Chief Executive Officer of TMG.

Results for the six months ended December 31, 2022 (six month transition period) compared to six months ended December 31, 2021:

	Six months ended
	December 31,		Change
	2022	2021	$	%
	(in thousands)
Revenues	$187,910	$15,343	$172,567	1125%
Net Loss	$(9,580)	$(6,249)	$(3,331)	53%
EBITDA	$1,038	$(5,744)	$6,782	118%
Adjusted EBITDA	$4,950	$(4,587)	$9,537	208%

Financial Results for TMG
The results of operations for the six months ended December 31, 2022, have been fundamentally powered by the Converge acquisition, which resulted in diversifying the Company’s revenue streams and created efficiencies recognized by integrating the acquired businesses.

Revenues for the six months ended December 31, 2022, increased $172.6 million, or 1125%, to $187.9 million as compared with the prior year period. The increase in revenue was directly attributable to the Converge business, which accounted for approximately $180.3 million, or 96%, of the Company’s total revenue for the six months ended December 31, 2022. The incremental revenue to the business was comprised of performance solutions revenue of $75.7 million, or 40%, and managed services revenue of $104.6 million or 56%.

“The acquisition of Converge continues to provide transformational changes for the Company. The revenue contributed by these new revenue streams totaled approximately $270.6 million since its acquisition in March 2022, a period of 285 days. Further, we are pleased by the continued growth in revenue that is derived from our owned and operated internal brands, which justifies our continued investment in this enterprise strategy,” said Erica Naidrich, CFO of TMG.

Selling, general, and administrative costs increased during the transition period by $8.6 million, or 61%, to $22.7 million when compared to the prior year period. This increase was primarily attributable to an increase in employee related costs of approximately $5.3 million, an increase of approximately $1.5 million in office and occupancy costs, an increase in professional fees of approximately $1.4 million, an increase of approximately $0.2 million in travel and entertainment costs, and an increase of approximately $0.2 million in other costs.

Employee related costs increased due to the addition of the 80+ headcount acquired with Converge, which added $5.8 million. This increase was offset by the reduction in salaries and other employee related costs as a result of the discontinuation of certain subsidiary operations as part of the Company's restructuring efforts. The combined employee related costs from the legacy Troika entities totaled $10.4 million during the six months ended December 31, 2022, which reflects a 5% decrease compared to the prior year period. The decrease is due to reduction in headcount from company lay-offs due to restructuring activities.

The increased professional fees were largely driven by the accounting and audit fees incurred during the six month transition period. Due to the change in year-end date, the Company incurred higher audit fees than in a normal six month period. Additional professional fees, mainly legal fees, were incurred from newly engaged firms to help the Company with various debt and equity financing matters.

TMG’s Adjusted EBITDA for the six months ended December 31, 2022, increased $9.5 million to approximately $5.0 million as compared to the prior year period. This increase was driven by the increase in revenues and gross margin attributable to the managed services and performance solutions revenue streams associated with the Converge acquisition. These increases were offset by several one-time costs incurred as a result of the ongoing restructuring and transformational efforts by management as well as non-cash charges.

The Company has made expeditious restructuring decisions in order to focus on business initiatives that will drive growth to ensure that the Company is well positioned to achieve value for our shareholders.

These offsetting amounts contained several non-recurring and non-cash costs including restructuring and other related charges totaling $6.9 million, gain on fair value of warrant derivative liabilities related to the Series E Preferred Stock of $20.0 million, foreign currency exchange losses of $0.9 million, $2.7 million in non-cash stock compensation expense (which are reflected in selling, general and administrative expenses), and loss contingencies on equity issuance of $3.4 million.

The Company has historically recognized the fluctuation in the fair value of the derivatives liabilities at each reporting period in the Statement of Operations. The conversion of the derivative liabilities to "Equity" classification will result in no future impact on the Statements of Operations from the fluctuation in the fair value of the derivatives liabilities.

About Troika Media Group

TMG is a consumer engagement and customer acquisition consulting and solutions group based in New York and Los Angeles. We deliver resilient brand equity, amplifying brands through emerging technology to deliver performance driven business growth. TMG’s expertise is in large consumer sectors including Insurance, Financial Services, Home Improvement, Residential Services, Legal, Professional Services, Media and Entertainment. For more information, visit www.thetmgrp.com.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are not financial measures under generally accepted accounting principles (GAAP). These metrics are performance measurement tools used by our management team and you should not consider them in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and are susceptible to varying calculations, the measures presented may differ from and may not be comparable to similarly titled measures used by other companies.

We define EBITDA as net income (loss) before (i) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (ii) interest expense, and (iii) tax expense.

We define Adjusted EBITDA as EBITDA before (i) share-based compensation expense or benefit, (ii) restructuring charges or credits, (iii) restructuring charges or credits, (iv) gains or losses on sales or dispositions of businesses and associated settlements, and (v) certain other non-recurring or non-cash items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger and acquisition-related costs because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability.

We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of our business and the Company on a consolidated basis. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and gross margin as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted EBITDA should be used as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. For a reconciliation of net (loss) income to Adjusted EBITDA, please see page 6 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements about future growth and growth rates and other information regarding future performance and strategies and appear throughout this press release. These forward-looking statements include, without limitation, statements about future growth and growth rates and other information regarding future performance and strategies and appear throughout this press release. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K in the Company’s Annual Report on Form 10-K. The Company disclaims any obligation to update any forward-looking statements contained herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.

Investor Relations Contact:

Sid Toama
President and Chief Executive Officer
Troika Media Group, Inc.
(323) 297-8100

Troika Media Group, Inc.
Consolidated Statements of Operations
(Unaudited)

	Six Months Ended
	December 31, 2022	December 31, 2021

Revenue	$187,910,491	$15,343,000
Cost of revenue	162,250,051	8,420,000
Gross margin	25,660,440	6,923,000
Operating expenses:
Selling, general and administrative expenses	22,658,206	14,097,000
Depreciation and amortization	4,423,831	401,000
Restructuring and other related charges	6,868,066	—
Impairment and other losses (gains), net	11,066,341	—
Total operating expenses	45,016,444	14,498,000
Operating loss	$(19,356,004)	$(7,575,000)

Other income (expense):
Loss contingency on equity issuance	(3,385,000)	—
Interest expense	(6,174,849)	(47,000)
Foreign exchange loss	(944,417)	(26,000)
Gain on change in fair value of derivative liabilities	20,004,367	12,000
Net gain on sale of subsidiary	82,894	—
Other income, net	212,386	1,444,000
Total other income (expense)	$9,795,381	$1,383,000

Loss from operations before income taxes	(9,560,623)	(6,192,000)
Income tax expense	(19,122)	(57,000)
Net loss	$(9,579,745)	$(6,249,000)
Foreign currency translation adjustment	955,438	32,000
Comprehensive loss	$(8,624,307)	$(6,217,000)

Troika Media Group, Inc.
Adjusted EBITDA Non-GAAP Measure
(Unaudited)

	Six Months Ended
	December 31, 2022	December 31, 2021
Net Loss	$(9,579,745)	$(6,249,000)
Interest expense	6,174,849	47,000
Income tax expense	19,122	57,000
Depreciation and amortization	4,423,831	401,000
EBITDA	$1,038,057	$(5,744,000)
Impairment and other losses (gains), net	11,066,341	(1,448,000)
Business Acquisition Costs included in SG&A	—	517,000
Restructuring and other related charges	6,868,066	—
Share based compensation	2,680,081	2,100,000
Loss contingency on equity issuance	3,385,000	—
Net gain on sale of subsidiary	(82,894)	—
(Gain) loss on derivative liabilities	(20,004,367)	(12,000)
Adjusted EBITDA	$4,950,284	$(4,587,000)

The following is a description of the adjustments to net loss in arriving at adjusted EBITDA as described in this earnings release:

▪Interest Expense.
▪Income Tax Expense.
▪Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.
▪Impairment and other (gains) losses, net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses in all periods.
▪Business acquisition costs. This adjustment eliminates costs related to acquisitions in all periods.
▪Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company’s full-time workforce reductions
▪Share based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the Troika Media Group Stock Plan.
▪Loss Contingency on Equity Issuance related to Series E PIPE
▪Net gain on sale of subsidiary
▪(Gain) loss on derivative liabilities related to the Series E PIPE